Exhibit 15 (a)

May 14, 2001

Northern States Power Company-Minnesota:

    We are aware that Northern States Power Company-Minnesota has incorporated by reference in its Registration Statement (Form S-3, File No. 333-59098) pertaining to debt securities, its Form 10-Q for the quarter ended March 31, 2001, which includes our report dated May 14, 2001, covering the unaudited financial statements contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.

                      Very truly yours,

                      ARTHUR ANDERSEN LLP

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